Exhibit 99.2

CONSENT OF ROBERT L. RITER

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement on Form S-4 (the “Registration Statement”) of MB Financial, Inc. (“MB Financial”), and any amendments thereto, as a person who will become a director of MB Financial following the completion of the merger (as defined in the Registration Statement) and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Robert L. Riter
Name:	Robert L. Riter
Date:	January 12, 2016